EXHIBIT 10.20

                              MANAGEMENT AGREEMENT


         THIS AGREEMENT is entered into this 28th day of February, 1998 among Midwestern United Life Insurance Company ("Midwestern"), HealthPlan Services, Inc. ("HPS"), and Connecticut General Life Insurance Company ("CGLIC").

                                    RECITALS

         WHEREAS, effective January 1, 1998 (the "Effective Date"), Midwestern will issue and HPS will, through its Master Broker distribution system and NML Group Specialists (the "Distribution Force"), market the group life, AD&D, and Health insurance policies described on Exhibit "A," and subsequently agreed upon additional group policies (the "Group Policies"), in the states identified in Exhibit "A";

         WHEREAS, Midwestern has entered into a definitive reinsurance agreement attached hereto and made a part hereof as Exhibit "B" (the "Treaty") with CGLIC, pursuant to which Midwestern will cede to CGLIC, and CGLIC will reinsure from Midwestern, the Group Policies, on the terms and conditions set forth in the Treaty; and

         WHEREAS, pursuant to the Treaty, CGLIC has assumed reinsurance with respect to the ceded business (as defined in the Treaty).

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I
                                     PURPOSE

         The parties seek to achieve solid annual growth in in-force and new premiums, sales, numbers of employers and insured employees, size of the Distribution Force, profitability, business retention, overall quality, and customer satisfaction. It is the intention of the parties to provide for the terms under which HPS will provide marketing and field distribution as well as administrative services for the Group Policies issued by Midwestern and administered by HPS, and such additional policies as may be submitted for sale and administration hereunder, and accepted by HPS, each of which shall thereupon become a Group Policy. Midwestern and CGLIC shall at all times be and remain the issuer and reinsurer respectively while this Agreement is in force.

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                                   ARTICLE II
                                  RELATIONSHIPS

         A. The relationship of HPS to Midwestern is that of independent contractor and nothing in the Agreement will be construed as creating any other relationship.

         B. Midwestern, CGLIC, and HPS acknowledge and agree that this Agreement does not create a partnership or joint venture relationship among them. The parties agree that none of them is assuming any liability, agreeing to pay any amount, or undertaking performance of any task or obligation not expressly set forth herein.

         C. CGLIC's role with respect to any and all Group Policies referred to in this Agreement is solely that of reinsurer. Nothing contained in the Agreement shall be deemed or construed to constitute an agreement on the part of CGLIC to assume responsibilities of Midwestern with respect to any Group Policy or to create any direct relationship with any policyholder, beneficiary or other party claiming an interest thereunder. To the extent CGLIC has rights and obligations under this Agreement that relate to such Group Policies, such rights and obligations are in place solely for the purpose of providing the conditions acceptable to CGLIC to assure reinsurance liabilities with respect to such Group Policies, and in the furtherance of performance of such reinsurance liabilities.

                                   ARTICLE III
                                 REPRESENTATIONS

         A. HPS hereby represents and warrants to Midwestern and CGLIC that:

                  1. HPS is a corporation duly organized, validly existing, and in good standing under the laws of Florida with full power and authority (corporate or otherwise) to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is currently conducted, and to consummate the transactions contemplated by this Agreement. It is qualified or has applied to do business as a foreign corporation in each jurisdiction in which the Group Policies are marketed and distributed. For example, if required by state law, HPS shall hold or apply for a valid license or certificate of registration as a third party administrator or as a managing general agent, as applicable, from the Departments of Insurance or other regulatory bodies having jurisdiction and post any bond required by any such regulatory bodies.

                  2. The execution, delivery, and performance of this Agreement, and all other documents contemplated by the Agreement by or on behalf of HPS, have each been duly and validly authorized by HPS, and, when executed and delivered, this Agreement and such other documents executed by HPS will be a valid and binding obligation of HPS enforceable against HPS in accordance with their respective terms.


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                  3. The execution, delivery, and performance of this Agreement and other documents contemplated hereby by HPS does not, and the consummation of the transactions contemplated hereby will not (a) violate the provision of any applicable law, the Articles of Organization or By-Laws of HPS or (b) violate any material provision of, or result in a default or acceleration of any obligation under, or result in any change in the rights or obligations of HPS under any material mortgage, lien, lease, agreement, contract, instrument, order, arbitration award, judgment, or decree to which HPS is a party or by which HPS is bound, or to which any property of HPS is subject.

         B. Midwestern hereby represents and warrants to HPS and CGLIC that:

                  1. Midwestern is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with full power and authority (corporate or otherwise) to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is currently conducted, and to consummate the transactions contemplated by the Agreement. Midwestern is qualified to do business as a foreign corporation in all states except New York.

                  2. The execution, delivery, and performance of the Agreement, and all other documents contemplated by this Agreement by or on behalf of Midwestern, have each been duly and validly authorized by Midwestern, and, when executed and delivered, the Agreement and such other documents executed by Midwestern will be valid and binding obligations of Midwestern enforceable against Midwestern in accordance with their respective terms.

                  3. The execution, delivery, and performance of this Agreement and other documents contemplated hereby by Midwestern does not, and the consummation of the transactions contemplated hereby will not, violate any material provision of, or result in a default or acceleration of any obligation under, or result in any change in the rights or obligations of Midwestern under, any material mortgage, lien, lease, agreement, contract, instrument, order, arbitration award, judgment, or decree to which Midwestern is a party or by which Midwestern is bound, or to which any property of Midwestern is subject.

                                   ARTICLE IV
                                  DUTIES OF HPS

         A. HPS agrees to perform, subject to the terms of this agreement and consistent with the reinsurance agreement and the rules and practices of Midwestern and CGLIC, the following services for (and to the extent possible) in Midwestern's name in all U.S. states, identified on Exhibit "A", in which the Group Policies, and related forms, are required to be filed, have been filed and approved:


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                  1.       MARKETING/SALES

                           (a) Provide marketing (in accordance with guidelines
                  provided by Midwestern and such other guidelines as might hereafter be agreed upon by the parties) and sales services, advice and strategy, including product development, product promotion, creation of sales materials and the distribution of products through independent agents appointed and approved by HPS on behalf of Midwestern in accordance with Midwestern's guidelines. Included within HPS' management responsibilities relating to marketing activities will be the management of the Distribution Force. In order to facilitate the delivery of such services, HPS shall submit, on or before the 1st day of September in each year of the Term hereof, a business plan in a format agreed to by the parties consisting of relevant financial and sales information. In connection with the proposals contained in such business plan, Midwestern, CGLIC, and HPS will establish and agree on certain goals, milestones, and strategies to be targeted for attainment during the calendar year following the submission date, including without limitation HPS' use of any sales or marketing contests to enhance the performance of HPS' producers. HPS will provide the additional number of qualified marketing and sales personnel dedicated exclusively (subject to Article XIV.D) to Midwestern services that are, in HPS' reasonable judgment, sufficient to achieve the specified goal, milestones, or strategies presented. At any time in response to a material change in the law, legal or business environment, Midwestern and/or CGLIC may terminate HPS' authority to underwrite and/or issue new or renewal policies in any state or terminate HPS' authority to underwrite any sub-class of business that is the subject of this Agreement.

                           (b) Develop standard forms of policies and special
                  benefit provisions, approved by Midwestern and CGLIC, for issuance by Midwestern, and other desirable marketing and sales forms;

                           (c) Prepare for Midwestern's and CGLIC's review and
                  approval marketing and other information materials related to such policies, provisions, or forms.

                           (d) Provide forms and materials necessary for
                  enrolling new employers and employees, as well as any other administrative materials needed for the proper administration of the Group Policies.

                           (e) Process employer requests for participation in
                  the Multiple Employer Trust.

                           (f) HPS shall schedule and conduct regular
                  communication meetings with the dedicated marketing and sales personnel and the Distribution Force to discuss service and product issues. The parties may attend any product,


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                  marketing or sales meetings, and regional sales director
                  ("RSD") meetings connected with the Group Policies.

                           (g) Provide ongoing oversight of the Distribution
                  Force; for example, production information, education, market conduct and compliance.

                           (h) Provide fair and accurate advertising, sales
                  materials, and proposals approved by the parties, in accordance with the Midwestern "Guidelines for Advertising Marketing Materials" and in accordance with insurance regulations; provide a process for the parties' approval of materials prepared by Master Brokers, brokers, or agents.

                           (i) Facilitate, as applicable, in conjunction with
                  HPS' marketing of the Group Policies, life and health conversion policies issued on the paper of Gerber Life Insurance Company.

                  2.       BILLING, COLLECTION AND RATE SETTING

                           (a) Develop pricing methodologies and suggest rates
                  for all products, subject to Midwestern's and CGLIC's approval, that in HPS' judgment will optimize the gross margins on sales while achieving acceptable volume. Review and make recommendations with respect to modification or discontinuance of any products that in HPS' judgment may not be sold profitably at competitive market rates subject to Midwestern's and CGLIC's approval. HPS will perform actuarial services to support its rate proposals but shall not be required to perform statutory actuarial certifications on Midwestern's behalf. CGLIC will provide to Midwestern an actuarial certification of rates.

                           (b) Perform billing services, and arrange for the
                  collection and remittance of premiums in accordance with procedures as outlined on Exhibit "C" Cash Handling and Financial Settlement Procedures.

                                    (i) RECEIPT OF PREMIUM PAYMENTS. HPS shall
                           receive and credit all Premium payments made by participating employers, and shall make all cash adjustments for Premium refunds and other required cash transfers with respect to such Premium payments. Any Premium payments that are received by HPS shall be deemed to have been received by Midwestern, but the payment of return Premium amounts by Midwestern to HPS shall not be deemed payment to an insured or claimant until such payment is received by such insured or claimant. Nothing in this section shall limit any right of Midwestern against HPS resulting from HPS' failure to make payments to Midwestern or to any insured claimant.


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                                    (ii) REMITTANCE. HPS shall immediately remit
                           each Premium payment it receives from a participating employer to Midwestern by depositing such payment in an account through which only Midwestern premium will be processed, then into an HPS account at a bank selected by HPS (the "Premium Account"). HPS shall have sole and exclusive authority to make withdrawals from the Premium Account.

                                    (iii) RECONCILIATION. On or before noon
                           E.S.T. on the last business day of each month, HPS shall deliver to Midwestern and CGLIC a reconciliation report relating to Premium payments it received in the Premium Account in the previous month (the "Reconciliation Report"), which Reconciliation Report shall set forth (i) the total amount of Premium payments deposited in the Premium Account during such previous month, as adjusted for Premium refunds and other required cash transfers under this Agreement with respect to such Premium payments (the "Collected Premium"), and (ii) the Remittance Due with respect to such previous month. For purposes of this Agreement, "Remittance Due" shall mean, with respect to any month, an amount equal to the Collected Premium for such month, minus the compensation provided in Article IX.A. At the time that HPS delivers the Reconciliation Report to Midwestern and CGLIC, HPS shall transfer, by Automated Clearing House Transfer, to an account specified by Midwestern and CGLIC, the Remittance Due with respect to the previous month. HPS may retain all interest earned on the Premium Account. HPS may offset the Remittance Due to Midwestern and CGLIC for each month by any amount that Midwestern and CGLIC owes to HPS or that HPS owes to Midwestern and CGLIC, pursuant to this Agreement. In the event of such offset, HPS shall indicate the nature and amount of such offset in the applicable Reconciliation Report. Notwithstanding any other provisions in this section, the first Reconciliation Report to be provided by HPS to CGLIC and Midwestern may be provided to CGLIC and Midwestern by no later than March 31, 1998.

                                    (iv) REPORTS. In addition to the
                           Reconciliation Reports described in section (iii) above, HPS shall provide Midwestern and CGLIC with data regarding Premium billing and remittance as are reasonably required by Midwestern and CGLIC for statutory and GAAP accounting, in a format and on a timetable to be mutually agreed upon by the parties. HPS shall maintain records of cash receipts and disbursements relating to the program as required by laws and regulations applicable to third party administrators.

                                    (v) DEPOSITS. Any Premium payment received
                           from an employer prior to the final coverage determination with respect to such


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                           employer (any "Deposit") shall not at that time be
                           deemed to be a "Premium" for purposes of this section or any other provision of this Agreement. In the event that such employer is not accepted for coverage under a Policy, then HPS shall return the employer's undeposited check to such employer in accordance with procedures reasonably required by Midwestern and CGLIC.

                  3.       CLAIMS

                           (a) HPS shall provide all claims handling services,
                  including medical and limited litigation management (as defined below), necessary to resolve health, life, and AD&D claims presented under the Group Policies, subject to the claims settlement guidelines to be agreed upon. For the purposes of this contract, an Insured is defined as a person who is covered for insurance under the Group Policy to whom or on behalf of whom Midwestern agrees to pay benefits. Claims handling services include the following:

                                    (i) HPS shall promptly process all claims
                           submitted by or on behalf of the Insured in accordance with policy terms and the rights of the Insured and pursuant to a claim manual, generated by Midwestern and CGLIC, or any other manual or procedures reviewed and approved by Midwestern and CGLIC (the "Claims Manual"). All claims must be reported to Midwestern and CGLIC within the period set forth in Article V. HPS shall make prompt payments for claims using checks drawn on a Midwestern bank account designated the "Claims Payment Account" established at a bank chosen by Midwestern and funded by CGLIC. All interest earned on monies contained in the Claims Payment Account shall be for the sole use of the benefit obligations arising under the Group Policies.

                           HPS shall designate in writing the names of those persons it wishes Midwestern to authorize to sign checks and shall provide sample signatures for approval by Midwestern and CGLIC and approval will be presumed if no response is given within thirty (30) days. All checks shall be paid on checks or drafts as authorized or specified by Midwestern. HPS shall promptly notify Midwestern of any changes in the list of persons so identified with check signature authority. HPS shall also notify Midwestern of the names of those persons responsible for the security of the check stock and the signature plate, if applicable. Midwestern shall have the right to sign checks; however, the parties agree to cooperate to the end that Midwestern shall at all times have in effect designations whereby at least four (4) of HPS' personnel have claims settlement and check signing authority.


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                                    (ii) All HPS personnel designated as having
                           claims settlement and check signing authority pursuant to Article IV.A(3)(a)(i), above, shall have a maximum limit of such authority of $50,000 per claim. To the extent that authority in excess of $50,000 is required on a given claim, HPS will seek additional authority from Midwestern and CGLIC.

                                    (iii) HPS shall receive notices of claims.

                                    (iv) HPS shall verify the eligibility of
                           claimants.

                                    (v) HPS shall calculate the amount of the
                           benefits payable in accordance with the applicable Group Policy.

                                    (vi) HPS shall decline non-covered claims
                           with an appropriate explanation of the policy provision(s) upon which such declination is based, consistent with the policy, state law, insurance regulations, and federal law.

                                    (vii) HPS shall issue benefit checks.

                                    (viii) HPS shall administer cost containment
                           measures including, but not limited to: coordination of benefits, vendor reporting, utilization review, case management (the last two of which may be performed by a subcontractor of HPS at the cost to
                           HPS) in accordance with procedures set forth in
                           Article VI.

                                    (ix) HPS shall provide assistance as
                           requested by Midwestern to research and resolve aged outstanding checks including, but not limited to, making inquiries of claimants.

                                    (x) HPS shall report requests for review of
                           denied claims, rescissions, or ERISA appeals promptly to Midwestern and CGLIC prior to response on all issues involving the application or lack thereof of federal or state regulatory requirements.

                                    (xi) HPS shall promptly review claims and
                           pay approved claims consistent with the parties' written claims policy.

                                    (xii) HPS shall identify underpayments or
                           overpayments, correct underpayments, and implement reasonable collection efforts for overpayments, including direct recapture from the provider or policyholder, recapture via reduction of future payments, and/or using a vendor to collect such payments.


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                                    (xiii) HPS shall report to Midwestern any
                           local, state, or federal taxes and withholding, if applicable.

                                    (xiv) HPS or its designee shall produce a
                           monthly report showing the number of claims reviewed for cost containment purposes and the results. All claims that have the potential to exceed, on an occurrence basis, $50,000 and all claims that come within the parameters set forth on the ICD-9 list contained in the approved claims policies shall be included in the monthly report.

                                    (xv) HPS shall receive and respond promptly
                           to inquiries from the Insured regarding its benefits including, but not limited to, questions concerning coverage, deductibles, other financial thresholds and claim status.

                                    (xvi) HPS shall monthly report complaints in
                           accordance with insurance regulations and according to the format currently used by HPS or otherwise reasonably requested by Midwestern.

                                    (xvii) HPS shall report on all aged and
                           unresolved claims, monthly, outlining issues involved.

                                    (xviii) For purposes hereof, HPS'
                           performance of "Litigation Management" shall include making recommendations as to available counsel to defend, if necessary, Midwestern and/or CGLIC, coordinating with such counsel at the initial stage of litigation to ensure that counsel has received copies of the complaint and other relative documents, ensuring that HPS personnel are available, if necessary, to serve as witnesses in connection with the litigation, and otherwise reasonably assisting Midwestern and/or CGLIC as necessary in connection with such defense. Notwithstanding anything contained herein to the contrary, HPS shall not make decisions for or on behalf of Midwestern and/or CGLIC in connection with such litigation, which decisions will be made by the appropriate party/defendant. HPS shall report to Midwestern and CGLIC on a monthly basis the status of all unresolved litigation.

                           (b) HPS will submit reports and data on its
                  activities in a form, medium, and time frame agreed upon by Midwestern, CGLIC, and HPS. The reports shall include, but not be limited to, those details as specified by Midwestern and of each check issued within one (1) week of its issuance.

                  If Midwestern and/or CGLIC notify HPS that such report data is unacceptable because of the form in which data are submitted or the need for further information or clarification, HPS will make every effort to resubmit the data


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                  specified as unacceptable within twenty-four (24) hours of the notice but in no event later than ten (10) days after HPS' receipt of such notice. If Midwestern and CGLIC change their required format for data reporting, HPS will comply with such changes upon notification from Midwestern and/or CGLIC, provided that such changes do not result in unreasonable costs. HPS shall also respond to such other requests for reports and data as Midwestern and CGLIC shall reasonably request.

                           (c) HPS will permit representatives of Midwestern
                  and/or CGLIC or state insurance department to audit and inspect files and record, and review practices regarding Group Policy business. HPS shall cooperate to the fullest extent in such audits, the cost of which shall be borne by Midwestern and CGLIC; however, in no event shall Midwestern and CGLIC be responsible for HPS' costs relating to labor, legal, accounting, and the like which are incurred by HPS in the normal course of business in assisting or cooperating with such audits.

                           (d) Each quarter during the term, HPS will conduct a
                  quality assurance review, in accordance with quality assurance criteria specified by Midwestern and CGLIC and prepare a report of the results of the review by the 15th day of the month following the end of such quarter. The number of claims reviewed and reported shall be no less than ten (10) claims per claims processor assigned to process claims under the Agreement. The claims reviewed shall represent a normal cross section of the claims processed.

                           (e) HPS may arrange to have checks printed. All
                  checks, regardless of vendor, shall be tested and approved by HPS. The parties contemplate that checks may eventually be prepared by laser print.

                           (f) HPS shall employ security and internal control
                  procedures that meet with generally accepted and reasonably prudent standards concerning the handling of checks and drafts. HPS shall immediately report to Midwestern and CGLIC any loss or destruction of checks or any unauthorized use of checks.

                           (g) HPS shall maintain fidelity coverage, including
                  bonding of employees, in a reasonable amount. Such fidelity coverage shall have a maximum deductible of $100,000 per occurrence, or $500,000 in the aggregate, and shall have, at minimum, limits of $5,000,000 per occurrence, $10,000,000 in the aggregate. A certificate of insurance evidencing such coverage shall be provided to Midwestern and CGLIC at least annually. Midwestern and CGLIC expressly acknowledge that in accordance with such policy, HPS is the first named insured. Accordingly, any losses or payments received by HPS shall be forwarded to Midwestern and CGLIC to the extent of their respective interests Said policy shall provide that it cannot be canceled or materially modified except on thirty (30) days prior written notice to Midwestern and CGLIC.


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                  HPS shall also maintain an errors and omissions liability
                  policy in a reasonable amount providing for indemnification to cover any loss arising as a result of any real or alleged negligence on the part of HPS, its officers, agents, or employees under this Agreement. Such errors and omissions coverage shall have a maximum deductible of $100,000 per occurrence, or $500,000 in the aggregate, and shall have, at minimum, limits of $6,000,000 per occurrence, $10,000,000 in the aggregate. HPS shall cause the issuer of said policy to deliver to Midwestern and CGLIC a certificate evidencing such coverage to Midwestern at least annually. Said policy shall provide that it cannot be canceled or materially modified except on thirty (30) days prior written notice to Midwestern and CGLIC.

                           (h) HPS shall notify Midwestern and CGLIC, in a
                  format reasonably acceptable to them, of claims (i) that have incurred expenses in excess of $10,000 and arise from an ICD-9 code; (ii) that have been pending for more than three (3) months; (iii) referred for case management; (iv) that involve an attorney whether or not legal proceedings have been initiated; (v) that involve a complaint or potential action by a regulatory agency; and (vi) that may involve rescission of coverage. Midwestern and CGLIC reserve the right to request claim files.

                           (i) HPS or a subcontractor of its choosing shall
                  pursue on behalf of Midwestern and CGLIC all subrogation and loss transfer opportunities, where applicable, at the cost to HPS, and shall credit Midwestern with collected net proceeds, if any.

                  4.       ELIGIBILITY AND UNDERWRITING

                           (a) HPS shall verify eligibility and underwrite all
                  employers and their covered employees and dependents in accordance with such underwriting guidelines as will hereafter be promulgated by Midwestern and CGLIC and in accordance with Midwestern's reasonable and lawful instructions or as required by state or federal law or regulation. Midwestern and CGLIC will retain ultimate underwriting authority. HPS will make underwriting decisions in accordance with each criteria set forth in the underwriting guidelines promulgated by Midwestern and CGLIC, which will include levels of expected profitability.

                           (b) HPS shall perform the risk selection process
                  including, but not limited to, completion of underwriting questionnaires, and making underwriting recommendations.


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                           (c) HPS shall process non-renewals, cancellations,
                  and renewals, following guidelines approved by, or instructions from, Midwestern and CGLIC.

                           (d) Pursuant to Article VII, Midwestern and CGLIC
                  reserve the right to audit, on a monthly basis, HPS' underwriting decisions and shall retain the right to modify the applicable criteria from time to time upon reasonable advance written notice to HPS.

                           (e) Midwestern and/or CGLIC shall retain the right to
                  cancel or non-renew any policy of insurance where permitted by law. In the event, of such cancellation or non-renewal, Midwestern and CGLIC will agree to discuss whether such cancellation or non-renewal warrants an increase in HPS' compensation hereunder. Such discussions, which in no way shall be binding, shall only take place if the remaining subject business was profitable to Midwestern and CGLIC over the previous twelve months prior to HPS' request for an increase in compensation.

                           (f) HPS shall not issue or renew on behalf of
                  Midwestern any insurance which is not covered by reinsurance.

                  5.       ADMINISTRATIVE SERVICES

                           (a) HPS shall perform necessary and desirable
                  customer services, including but not limited to responding to calls concerning benefits, underwriting status, billing, and claim eligibility, to insureds and agents in the name of Midwestern, in compliance with all applicable insurance department requirements, and preparing timely responses to complaints other than litigation, which is separately addressed herein.

                           (b) HPS shall process appointments ensuring that all
                  agents and enrollers are properly licensed for states in which products are solicited and that appropriate agent appointment information is provided to Midwestern and CGLIC in a timely fashion. HPS will pay and is solely and exclusively responsible for all Distribution Force compensation (and any expense reimbursement). Midwestern has no compensation or expense reimbursement liability or responsibility of any kind to the Distribution Force. For the periods during which HPS is receiving compensation pursuant to Article IX hereof, HPS indemnifies and holds the parties harmless from any claim or liability from the Field Force, but only to the extent that such claim or liability relates to field force compensation or expense reimbursement, including, without limitation, costs, expenses, and attorneys fees. "Compensation" shall also include, without limitation, any benefits and awards. There is no compensation to HPS from Midwestern other than the compensation described in Article IX. HPS will prepare and distribute HPS service fee statements and HPS checks to Master Brokers and Agents.

                           (c) HPS is not responsible for paying agent initial
                  or renewal appointment fees, but HPS is responsible for paying all costs associated with investigations and background checks performed, including those performed on all new Master Brokers and Agents not affiliated with HPS on January 1, 1998.

                           (d) HPS shall process enrollment of new employees as
                  they become eligible and maintain employment records.

                           (e) HPS shall issue and deliver all policies,
                  certificates, and any other related forms.

                           (f) HPS shall perform any other general services
                  required for the efficient marketing and administration of the insurance provided under the Group Policies as may be agreed to by the parties and in accordance with law.

                           (g) HPS shall supply data to assist Midwestern and
                  CGLIC in supporting its statutory accounting, GAAP accounting, and tax accounting statements and/or returns, agent licensing and statistical reports, production reports, and field oversight reports, which reports will contain such items as "Earned Premium," "Paid Claims," "Loss Reserve Calculation," "Incurred Claims," and such other necessary information as the parties may reasonably request.

                           (h) HPS shall furnish Midwestern and CGLIC with such
                  other reports as Midwestern and/or CGLIC may reasonably request from time to time.

                           (i) HPS shall provide, operate, maintain and manage
                  all data and software systems necessary, timely, and accurately with mutually acceptable formats, to collect, process, systems and electronic interfaces, and report Midwestern's Group Policies, underwriting, claims, and marketing information. HPS system upgrades shall be made from time to time during the term of this Agreement, at the expense of HPS, to optimize the processing of Group Policy data and servicing of Group Policies and electronic interfacing between the three parties and accommodate laws, regulations and compliance. Such systems should include appropriate security and back up systems and off site data backup and business continuation so that all data is protected from electrical or computer failure or interruptions, as well as periodic copying and off line storage of data. HPS is responsible for ensuring that all data and software systems will be compliant with "year 2000" requirements by no later than June 30, 1999. Year 2000 readiness includes but is not limited to the following: that operating systems, application software, and computer hardware execute correctly with "run dates" both prior to and after the year 2000; that no date value will cause interruptions in computer operations, equipment, or hardware for dates that span across year end or century end; that application software produces accurate results from all calculations, manipulations, and comparisons involving dates; that leap year logic accurately identifies and processes the year 2000 as a leap year; that data is maintained in a format which is accurately portrayed in a format acceptable to other year 2000 compliant users of the data.

                           (j) HPS shall provide all computer produced and
                  manually produced forms required e.g., for policy issuance (including those to be used for policy billing, cancellation notices, reinstatements, certificates of insurance, etc.), claims management, and general correspondence.

                           (k) If "Group Policies" are issued to a multiple
                  employer trust, HPS shall serve as the trust administrator.

                           (l) HPS is responsible, subject to Midwestern and
                  CGLIC's prior approval, to make arrangements for utilization management and case management services. HPS will ensure that these entities and individuals have, subject to HPS due diligence, all the necessary credentials, state licenses, certificates, or registrations.

                           (m) HPS is responsible, subject to Midwestern's and
                  CGLIC's prior financial approval, for identifying and making arrangements with appropriate "provider networks" and negotiating financial applicable discounts for health care services delivered through those networks. The parties shall discuss appropriate network selection and oversight criteria. HPS shall make best efforts to assure that all network contracts include indemnity and hold harmless provisions in favor of HPS and Midwestern for liabilities arising from provider services.

                           (n) HPS is responsible for issuing certifications of
                  prior coverage as required by law or regulation to terminating employees and/or dependents covered under Group Policies.

                           (o) HPS shall bear the cost of establishing and
                  maintaining the trust to which group master policies are issued for the Group Policies.

                           (p) HPS shall issue the necessary group master
                  policies and updates in the trust.

                  6.       COMPLIANCE

                           (a) All marketing, distribution, and administrative
                  services provided by HPS and its Distribution Force and all services provided by HPS under this Agreement shall be rendered in compliance with all life and health insurance laws or regulations of any state in the United States and applicable federal laws or regulations presently or hereinafter in effect. It is HPS' responsibility to update and implement in a timely manner the practices, procedures, benefits, data processing systems and policy production and claim facilities as necessary to maintain compliance with applicable regulations and laws to enable Midwestern to remain current with regulatory changes as they occur. Costs arising as a result of such duties shall be borne by HPS.

                           (b) HPS shall provide Midwestern with copies of its
                  Annual Report, Form 10-K, Form 10-Q, and such other Securities and Exchange Commission filings as are publicly available, including press releases.

                           (c) Upon two hundred forty (240) days advance written
                  notification (inclusive of applicable department of insurance notification) given by CGLIC and/or Midwestern to HPS of either CGLIC's or Midwestern's desire to withdraw in whole or in part from the issuance by Midwestern of, or CGLIC's reinsurance of, any or all Group Policies from any jurisdiction, HPS will take all necessary steps to implement the withdrawal of the identified business from that jurisdiction in accordance with statutory and federal requirements.

                           (d) HPS is responsible for any regulatory filing and
                  licensing (but HPS will be reimbursed for agent appointment, renewal, or termination fees actually paid) related to marketing the Group Policies, including but not limited to registration of PPO networks, small employer reinsurance pool participation. HPS, on Midwestern's behalf, shall file such policies, certificates, booklets, booklet-certificates, rates, rate manuals, advertising, actuarial-certificates, provisions, or forms and other materials with appropriate regulatory authorities. HPS also shall monitor relevant legislative and regulatory activity and implement in a timely manner when changes are required in policy forms. HPS is responsible to make the necessary changes with Midwestern's and CGLIC's prior approval and file such changes with the appropriate regulatory authorities as necessary. To the extent that Midwestern and CGLIC incur any penalties, assessments, or liabilities by state or federal government action as a result of HPS' failure to timely notify Midwestern and CGLIC of any such legislative or regulatory changes and HPS' failure to act in good faith, HPS shall indemnify Midwestern and CGLIC for those penalties, assessments, or liabilities and related expenses, costs and attorneys' fees.

                           (e) HPS is responsible for maintaining files and
                  records for completing and submitting information requested by regulatory authorities on behalf of Midwestern or, otherwise required to be maintained including but not limited to advertising files.

                           (f) HPS will cooperate fully in the event that
                  Midwestern is involved in a regulatory authority examination.

                           (g) HPS on behalf of Midwestern shall file or provide
                  minimum benefits in all states where policies are solicited, subject to the filing requirements in each state.

                           (h) HPS is responsible for its tax information at
                  source reporting such as 1099s, including, for example, payments to its Distribution Force and to the providers.

         B. HPS shall deliver to policyholders, participant employers, or insurers any policies, certificates, booklets, booklet-certificates, termination notices, or other written communications including, without limitation, current or future regulatory-mandated forms and such other documents as might be requested by Midwestern and/or CGLIC.

         C. If any notice of the commencement of any legal proceeding involving any Midwestern insured, Midwestern, or CGLIC is received by HPS, or if it receives any communication from any Insurance Department or other administrative agency or any other person relating to a complaint by a Midwestern insured or relating to a hearing involving any Midwestern or CGLIC insurance practice, HPS shall advise Midwestern and CGLIC of the proceeding within five (5) business days of receipt by HPS. HPS shall immediately thereafter forward copies of any correspondence or necessary files in its possession to Midwestern and/or CGLIC for determination of appropriate handling.

         D. If any notice of the commencement of any legal proceeding involving HPS is received by Midwestern, or Midwestern receives any communication from any Insurance Department or other administrative agency or any other person relating to a complaint against HPS or relating to a hearing involving HPS, Midwestern shall advise HPS of the proceeding within five (5) business days of receipt by Midwestern. Midwestern shall immediately thereafter forward any copies of necessary correspondence or files in its possession to HPS.

         E. HPS shall conform to all underwriting standards as will hereafter be adopted by Midwestern and/or CGLIC and all other standards agreed to between the parties after consultations, but if agreement cannot be reached, HPS agrees to act in accordance with the reasonable and lawful directions of Midwestern and CGLIC. HPS may presume that its underwriting and other standards, previously reviewed by CGLIC, are acceptable to Midwestern until written notice to the contrary is received from Midwestern and/or CGLIC.

         F. HPS acknowledges that Midwestern has responsibilities respecting Group Policies marketing, distribution, claims, administration, regulatory compliance and market conduct of the Distribution Force. Further, Midwestern has obligations under its reinsurance treaty with CGLIC respecting the Group Policies. The purpose of this agreement is for HPS to undertake and perform directly these responsibilities. Notwithstanding anything in this agreement to the contrary, HPS will perform Midwestern's foregoing responsibilities and treaty requirements. To the extent that the terms and conditions of the following articles and exhibits of the Treaty conflict with any provision of this Agreement, the terms of this

Agreement shall control: Articles IX, X, XI, XII, XIII, XV, and XVIII; Exhibits A, B, C, D, E, and F.

         G.       HPS shall not:

                  1. Bind reinsurance or retrocession on behalf of Midwestern;

                  2. Commit Midwestern to participate in insurance or reinsurance syndicates;

                  3. Without Midwestern's and CGLIC's prior approval, pay or commit Midwestern to pay a claim over an amount which would exceed $50,000;

                  4. Collect any payment from a reinsurer or commit Midwestern to any claim settlement with a reinsurer without prior approval of Midwestern.;

                  5. Permit any Distribution Force member to serve on HPS' board of directors;

                  6. Jointly employ any individual who is employed with Midwestern;

                  7. Appoint a sub-agent pursuant to the applicable MGA statutes;

                  8. Borrow money or incur debts or liabilities on behalf of Midwestern;

                  9. Employ persons on behalf of Midwestern; or

                  10. Except as otherwise provided herein, enter into any contract in Midwestern's name without Midwestern's prior approval.

         H. MARKET CONDUCT: HPS will maintain a market conduct and compliance function to provide communications, enforcement, legislative and regulatory updates, and implementation, education, and focus on quality. The HPS market conduct and compliance function should report to HPS' General Counsel. In connection with such function, HPS shall, for example:

                  1. Conduct regular on site visits (including compliance and market conduct reviews) of Master Broker offices at least quarterly (and Midwestern may participate in such visits);

                  2. Ensure that members of the Distribution Force are performing consistently with their contracts with HPS and, in particular, the HPS Code of Conduct, all as approved by Midwestern;

                  3. To enforce Master Broker market conduct and oversight over their assigned agents; for example, as outlined in this HPS Code of Conduct;

                  4. Regularly review agent recruitment work flows and practices, agent training, content and use of HPS materials comprehension and use of the quoting system, and the presentation of HPS products;

                  5. Review a random sample of new business case files to evaluate the entire proposal, sales and enrollment process, and correspondence from the quote through the issue and delivery process (including, but not limited to, reviewing the new business checklist, required documentation, and the quality of the HPS case submissions);

                  6. Review a random sample of renewal cases to ensure the completion of the process and documentation;

                  7. Otherwise, keep the Distribution Force current of such industry and company-specific regulation and practices of the parties as are appropriate under the circumstances; and

                  8. For all new Master Brokers, utilize the Distribution Force Code of Conduct Agreements attached hereto as Composite Exhibit "D." Existing Master Brokers use their existing Master Broker Contract and signed Master Broker Code of Conduct.

                                    ARTICLE V
                             STANDARD OF PERFORMANCE

         HPS represents to Midwestern that it is well qualified and experienced in the field of group health, life, and AD&D insurance marketing and administration and that HPS will perform its obligations hereunder in a proper and timely manner, in good faith, and in the best interests of Midwestern and its reinsurers.

         HPS agrees to certain minimum performance standards as are identified below and to adhere to such other standards that might reasonably be hereafter propounded by Midwestern and for CGLIC:

         A. CLAIM SERVICE

                  1. Accuracy Dollars Paid: 98% shall be paid accurately;

                  2. Turnaround Time: 95% of completed claims shall be processed within ten (10) working days of receipt;

                  3. Accuracy of procedural processing: 95% of field data shall be entered accurately; Data Fields measured include charge entered, ICD-9 diagnosis, CPT4 service codes, Cause codes, etc.;

                  4. Work-on-hand shall not exceed twenty (20) business days;

                  5. Complaints and lawsuits: Midwestern and CGLIC to be notified with five (5) days of HPS' receipt;

                  6. Unresolved claims and complaints responded to within thirty
         (30) days.

         B.       ADMINISTRATION

                  1. Telephone calls: 80% shall be answered by customer service within forty-five (45) seconds;

                  2. Abandonment Rates: no more than 5% during any period audited;

                  3. Response to Telephone Inquiries: 95% within two (2) working days;

                  4. Response to Written Inquiries: 80% within ten (10) working days, 100% within fifteen (15) working days of receipt.

                  5. New Case Analysis: 95% of new case submissions shall be reviewed within three (3) working days of receipt, and 100% of new case submissions shall be reviewed within five (5) days of receipt.

                  6. New Case Administration: 90% of new sold cases shall be processed within five (5) days of date sold; "sold date" calculated as the date on which rate quotation has been accepted by the group and all relevant information has been received by HPS;

                  7. Certificate Issuance: 90% of certificates and identification cards, as applicable, shall be mailed within fifteen
         (15) days after the issued date or renewal date;

                  8. Enrollment changes: 95% of changes in enrollment status shall be processed within five (5) working days after requested change is received;

                  9. Response to department of insurance complaints within applicable time frame.

         C. PENALTIES. HPS shall perform services under this Agreement in accordance with the standards set forth in this Article V. Failure to meet such standards for circumstances within the control of HPS may result in the penalties specified herein for each standard. Compliance with these standards shall be measured by review of the documentation maintained and reported by HPS and such periodic audits as Midwestern and/or CGLIC may conduct in accordance with this Agreement. Effective July 1, 1998, the following penalties shall apply for noncompliance with the above performance standards:

                  1. Claim Service -- failure to achieve compliance with 2 out of 6 of the requirements set forth in Article V.A. above shall result in a penalty of 3.0% of HPS' compensation (defined to include only HPS' 8.7% portion of the compensation referred to in Article IX) for the month reviewed.

                  2. Administration -- failure to achieve compliance with 3 out of 9 of the requirements set forth in Article V.B. above shall result in a penalty of 1.5% of HPS' compensation (defined to include only HPS' 8.7% portion of the compensation referred to in Article IX) for the month reviewed.

                  3. The parties expressly acknowledge that penalties shall not be effective until the quarter commencing July 1, 1998. Within thirty
         (30) days after the end of such quarter and of each quarter thereafter, Midwestern and/or CGLIC shall submit to HPS its proposed penalty for each month during such quarter, in accordance with the formulas established above. Within ten (10) days after its receipt of such proposed penalty, HPS may submit a response to rebut Midwestern's and/or CGLIC's findings and/or submit additional information that may affect the results of the review. Within ten (10) days after its receipt of HPS' submissions, Midwestern and/or CGLIC shall, in its sole discretion, deliver the final penalty assessment to HPS, which shall be paid in accordance with the procedures established in Article IV.A.2(b) and reflected in the Reconciliation Report prepared by HPS.

                  4. Notwithstanding anything contained herein to the contrary, in no event shall the sum of all penalties assessed against HPS exceed Thirty Thousand Dollars ($30,000) for any month or Three Hundred Thousand Dollars ($300,000) for any 12 month period commencing July 1, 1998; nor shall HPS pay duplicate penalties to Midwestern and/or CGLIC.

                  5. To the extent penalties are assessed in a breach of contract action or arbitration or otherwise related to failure to meet performance standards in connection herewith, such damages will be reduced by the dollar amount of any penalties that have been imposed under this Article V.

                                   ARTICLE VI
                           RESTRICTION ON PERFORMANCE

         A. The parties agree that all Insured's and Insurers' records shall be processed with due regard for rights to privacy and confidentiality.

         B. HPS will not subcontract any of its management or administrative functions, duties, or responsibilities without prior written approval by Midwestern and CGLIC, which approval Midwestern and CGLIC shall not unreasonably withheld. Outside vendors retained by HPS to provide goods or render services, excluding professional, legal, or accounting services, in connection with the Group Policies shall be subject to Midwestern's and CGLIC's prior approval, which shall not unreasonably be withheld. Subcontracting does not relieve HPS of its responsibilities or liabilities under this Agreement. In the event Midwestern and CGLIC, in their reasonable discretion, determining that any specific vendor or sub-contracted function is critical to the performance of this Agreement by HPS, Midwestern and CGLIC may require HPS to establish a back-up contingency plan to assure continuing fulfillment of such critical function, which plan must be satisfactory to Midwestern and CGLIC. Notwithstanding anything contained herein to the contrary, Midwestern and CGLIC acknowledge and accept that HPS may subcontract in the name of HPS its care management and utilization review responsibilities to other entities, consistent herewith.

         C. HPS shall continue to maintain an appropriate disaster recovery plan.

                                   ARTICLE VII
                             AUDIT AND ACCESS RIGHTS

         A. Upon reasonable prior written notice, or upon such notice as is otherwise specified herein, and at their expense (such expenses not to include HPS' labor, legal, accounting costs, and the like), Midwestern and/or CGLIC or their agents shall have the right to conduct periodic audits of HPS' Group Policy administration, underwriting, marketing, compliance, market conduct, and claim operations at the offices of HPS, and Midwestern and/or CGLIC shall have the right of access to HPS' premises during normal business hours for such purpose. If Midwestern and/or CGLIC choose to conduct an audit at their own offices, HPS shall, upon request, ship all necessary records (or complete and accurate copies thereof) to the designated Midwestern or CGLIC office, at the expense of Midwestern or CGLIC.

         B. At all times during the term of this Agreement and following its termination for any reason, Midwestern and/or CGLIC shall have access to all records of Group Policies of Midwestern for so long as they are maintained by HPS pursuant to Article IV, Sections G and H. Midwestern and/or CGLIC shall, at their own expense, be entitled to obtain copies of any and all such records.

         C. Commencing as of the Effective Date, HPS shall maintain its books, records, and files that relate to this Agreement, the business administered hereunder, or any claim (collectively, "Records") in accordance with all laws, guidelines, regulations and accounting and audit to the extent that HPS possesses such data. The Records shall at all times remain the property of Midwestern.

                                  ARTICLE VIII
                              DUTIES OF MIDWESTERN

         A. Midwestern, in connection with the Group Policy administration provided by HPS hereunder, agrees as follows:

                  1. Midwestern shall, upon request of HPS, review and approve forms and materials needed to enroll new employers and new employees and maintain employee records.

                  2. Midwestern will provide ninety (90) days advance written notice to HPS of any change in new business rates and ninety (90) days advance notice of any rate changes for Group Policies, and such notices will specify the percentage change in both instances. Midwestern acknowledges that it must provide one hundred twenty (120) days advance written notice of any material changes to the program, where "material change" is defined to include changes requiring computer programming amendments or reprinting of marketing and supporting materials.

                  3. Midwestern will take all steps necessary to establish and maintain in good standing its status as a licensed insurer in all states except New York, except that HPS shall provide such information and assistance regarding HPS' duties and responsibilities hereunder that may be helpful in connection with Midwestern's obtaining and maintaining a license to issue life and health insurance policies and to perform related activities. Midwestern will advise HPS in writing of all limitations under federal, state, or local authorities on its authority to underwrite insurance business (after Midwestern becomes aware of any such limitations).

                  4. Midwestern shall prepare and file all federal, state, and local income tax returns required to be filed by it with data supplied to Midwestern by HPS.

                  5. Midwestern shall prepare and file securities filings or statutory statements required by any state regulatory authority with data supplied to Midwestern by HPS.

                  6. Midwestern shall make premium tax returns, and any other applicable taxes, imposed on Midwestern in connection with Midwestern's receipt of revenues from the Group Policies with data supplied to Midwestern by HPS.

                  7. Midwestern will make best efforts to assure that all policies or certificates issued contain appropriate disclaimers of any liabilities arising from provider services.

         B. If there arises any conflict between any guidelines or instructions provided by Midwestern, CGLIC, and HPS and this Agreement, the terms of this Agreement shall control.

                                   ARTICLE IX
                                  COMPENSATION

         A. HPS will receive as it sole and exclusive compensation from Midwestern and CGLIC a fee and Distribution Force appointment, renewal, and termination fees actually paid and received by Midwestern under the Treaty. The fee is equal to 23.7% of the Net Monthly Premiums collected with respect to Group Policies. For purposes of this Agreement, "Net Monthly Premiums" shall mean the gross amount of all premiums received by HPS on behalf of Midwestern with respect to the Group Policies during any calendar month during the Term (or a fraction thereof at the beginning and termination of the Term), less the amount of any return premiums or premium adjustments given or remitted to Group policyholders during such period. At such time as the annual gross premium connected herewith is less than $80 million or exceeds $200 million, the parties shall engage in discussions, which in no way shall be binding, concerning HPS' compensation hereunder.

         B. HPS may charge, and retain for its own account, employers and/or policyholders additional administrative fees, including late fees and NSF fees, with respect to certain products or services, provided the amount and scope of such administrative fees are in compliance with state regulations and, if required by law, that the rate filing accommodates the inclusion of such fees. Any future changes to such additional administrative fees must be approved by Midwestern and CGLIC.

         C. Subject to the restrictions set forth in Article IV.A(1)(a) -- including, without limitation, the requirement that HPS secure Midwestern's and CGLIC's prior approval of all marketing activities -- HPS shall be solely responsible for all Distribution Force fees, costs and expense incurred by HPS in connection with the services provided hereunder including, without limitation, special production incentive costs which Midwestern and CGLIC have not specifically agreed in advance to pay or share in and all of HPS' own license and appointment costs.

         D. The compensation defined under this Article covers all expenditures of HPS for services defined in the Agreement, including but not limited to HPS' administration costs, marketing and sales costs, underwriting and issuing of policies, Distribution Force compensation and expenses, computer systems (including software), agent due diligence (in accordance with Article IV.A(5)(c)), accounting, claims, administration, legal, personnel, compliance, market conduct, and other direct and indirect expenses for marketing, sales, and administration of Midwestern Group Policies.

                                    ARTICLE X
                                 INDEMNIFICATION

         A. 1. Notwithstanding any other provision in this Agreement, HPS agrees to indemnify, defend, and hold Midwestern and CGLIC harmless from all liability, loss, damage, judgments, magnified or punitive damages, penalties and costs, including expenses and reasonable attorney fees, which result from any negligence or misconduct in breach of this Agreement in performing HPS' obligations under this Agreement.

         2. Midwestern agrees to indemnify, defend, and hold HPS harmless from all liability, loss, damage, judgments, magnified, or punitive damages, penalties and costs, including expenses and reasonable attorneys fees, which result from any negligence or misconduct in breach of this Agreement in performing Midwestern's obligations under this Agreement.

         3. CGLIC agrees to indemnify, defend, and hold HPS harmless from all liability, loss, damage, judgments, magnified, or punitive damages, penalties and costs, including expenses and reasonable attorneys fees, which result from any negligence or misconduct in breach of this Agreement in performing its obligations under this Agreement.

         4. CGLIC agrees to indemnify, defend, and hold Midwestern harmless from all liability, loss, damage, judgments, magnified, or punitive damages, penalties and costs, including expenses and attorneys fees, which result from any negligence, lack of good faith, breach of this Agreement or the Treaty, or misconduct in breach of this Agreement in performing its obligations under this Agreement.

         B. Notwithstanding the provisions of the foregoing Paragraph A, Midwestern and/or CGLIC agrees to indemnify and defend HPS against all losses, damages, liabilities, suits, administrative proceedings, judgments, awards and expenses, including court costs, reasonable attorneys fees and other litigation expenses resulting from any act of HPS or that of any officer or employee of HPS which is performed in accordance with specific instructions or such underwriting guidelines that are hereafter promulgated by Midwestern and/or CGLIC and which is performed in good faith and without negligence or misconduct.

                                   ARTICLE XI
                               USE OF INFORMATION

         Any confidential information, including but not limited to general business data, business information, technical information, legal information, specifications, forms, computer programs and documentation, whether furnished in written, oral, or electronic form or otherwise ("Information"), owned and furnished by either party ("Furnishing Party") to the other party hereunder or in contemplation hereof shall remain the property of the Furnishing Party. All copies of such Information in written, graphic, or other tangible form, including computer systems discs and tapes, shall be returned to the Furnishing Party upon request at any time. Unless such Information is supplied free of any obligation of confidentiality, or has been or subsequently enters the public domain (without fault of the party too which it is furnished), or is required by law to be disclosed by any party, the Information shall be kept confidential by the party to which furnished and shall be used only upon such terms as may be agreed upon in writing by the Furnishing Party. For purposes of this Article, Information pertaining to HPS shall mean proprietary materials such as underwriting, claims, administration, compliance and rate manuals, as well as information regarding the financial operation, position or condition of HPS unrelated to the business of Midwestern, but shall not include the systems and procedures established at Midwestern with the assistance of HPS or general and specific information relevant to Midwestern's business practices or to its insured or is contained in or comprises all or part of any form or report Midwestern may receive, distribute, or utilize in the ordinary course of business.

                                   ARTICLE XII
                                   AMENDMENTS

         This Agreement may be amended at any time but only by any instrument in writing and signed by the parties.

                                  ARTICLE XIII
                              TERM AND TERMINATION

         A. TERM. The term of this Agreement shall commence on January 1, 1998 and shall terminate on December 31, 2000, and thereafter shall be renewed automatically for successive terms of one (1) year unless terminated in accordance with this Article XIII.

         B. TERMINATION. Any party may terminate this Agreement for any reason upon two hundred seventy (270) calendar days written notice (inclusive of any applicable state and federal notification requirements) to the other parties. In the event that a party serves a notice of termination, the parties shall meet within fifteen (15) calendar days of receipt of such notice and discuss an appropriate transition strategy, consistent with Article XIII.D. On or before the date of such meeting, Midwestern shall notify HPS and CGLIC in writing whether it intends to withdraw its Group Policies.

                  1. WITHDRAWAL BY MIDWESTERN. If Midwestern elects to withdraw its Group Policies and HPS and CGLIC are unable to identify and contract with a replacement carrier on or before the effective date of termination, then the parties will commence with the non-renewal of Group Policies, as applicable, and as allowable under state law. The parties agree that Midwestern shall have elected to withdraw from the market as primary carrier no later than twenty-one (21) months, or longer if required by law, after the date of the written notification of desire to terminate referred to above, at which time the obligations of all parties hereto shall terminate.

                  2. NO WITHDRAWAL BY MIDWESTERN. If Midwestern does not elect to withdraw its Group Policies, all duties and obligations of HPS and CGLIC shall terminate two hundred seventy (270) days after the notice provided for herein.

         C. REMEDIES. Midwestern and CGLIC shall not, and hereby waive any right to, pursue any right or remedy at law or equity to recover any losses, costs, claims, demands, damages, or attorneys' fees arising out of or caused by (i) any breach (other than an intentional breach) of this Agreement or (ii) any other occurrence relating to this Agreement, including any negligent act or omission by HPS, except as provided in the indemnification provisions above. The remedies available to Midwestern and CGLIC pursuant to the indemnification provisions of this Agreement shall be the sole remedies available to Midwestern and CGLIC with respect to any losses, costs, claims, damages, or attorneys' fees arising out of this Agreement. Notwithstanding the foregoing, Midwestern and CGLIC do not waive their rights to pursue the remedies available to it in law or equity for an intentional breach of this Agreement by HPS.

         D. TRANSITION. HPS, Midwestern, and CGLIC agree that they will cooperate and assist each other upon termination for any reason to the degree possible consistent with the intent of this Agreement. It is the intent of the parties that there be an orderly transition with no gaps in administration or reinsurance. Such cooperation and assistance shall include, without limitation, taking all necessary actions to transfer in an orderly way, if applicable, HPS' duties and obligations arising hereunder to another third party administrator to be identified by Midwestern and CGLIC.

         E. POST-TERMINATION. After termination of this Agreement for any reason, HPS shall continue to bill and receive Premiums and pay agent commissions in accordance with, and shall continue to retain a service fee and collect other fees in accordance with, with respect to any policy and any renewal or other continuation of such policy provided that HPS continues to provide services in accordance with Article XVII.

                                   ARTICLE XIV
                      NON-SOLICITATION AND NON-COMPETITION

         A. Commencing on the date hereof and continuing for a period of one (1) year following the expiration or termination of this Agreement, Midwestern shall not, without the prior written consent of HPS, either itself or through any third party, directly or indirectly, solicit, entice, or persuade or attempt to solicit, entice, or persuade any employee of or consultant to HPS or any present or future parent, subsidiary, or affiliate of HPS to leave the service of HPS or any such parent, subsidiary or affiliate for any reason.

         B. Commencing on the date hereof and continuing for a period of one (1) year following the expiration or termination of the Agreement, HPS shall not, without the prior written consent of Midwestern, either itself or through any third party, directly or indirectly solicit, entice, or persuade or attempt to solicit, entice, or persuade any employee of or consultant of Midwestern or any present future parent, subsidiary, or affiliate of Midwestern to leave the service of Midwestern or any such parent, subsidiary, or affiliate for any such parent, subsidiary, or affiliate for any reason.

         C. Commencing with the expiration or earlier termination of this Agreement, and continuing for twelve months thereafter, neither HPS or, at its direction, through any third party, shall knowingly solicit, entice, persuade, induce, or attempt to solicit, entice, persuade, or induce any insured under any Group Policy to cancel or terminate such policy or purchase a policy from a company other than Midwestern in lieu of such Group Policy.

         D. HPS will take all reasonable steps to assure (it being understood that HPS cannot prohibit certain Master Broker conduct) that no current Master Brokers within the Select Brokerage Services System, a division of HPS, sell, market, or distribute any group health care product on behalf of any group life, or AD&D, or health insurer that competes with Midwestern within any territory or jurisdiction in which HPS acts on behalf of Midwestern pursuant to the terms of this Agreement. Notwithstanding anything contained herein to the contrary, and consistent with Exhibit "E," this Section XIV.D. shall not apply with respect to any HMO product, nor to any other health care product HPS currently sells, markets, or distributes; it shall also not apply with respect to any health care product HPS wishes to sell, market, or distribute in the future to the extent that:

                  1. HPS desires to sell, market, or distribute such product in a state in which Midwestern is either not licensed to conduct business or is not willing to conduct business; or

                  2. Midwestern does not meet specifications for a particular health insurance product offering which HPS desires to sell, market, or distribute or with regard to a similar product that HPS desires to sell, market, or distribute, and Midwestern, after receiving a right of first refusal, releases HPS from the obligations contained in this
         Section XIV.D.; or

                  3. HPS has asked Midwestern to supply such product or service in connection with a marketing opportunity, and Midwestern either declines to make the product available.

         E. In return for the exclusive provided in Section XIV.D., Midwestern grants an exclusive to HPS that Midwestern will only market first dollar small employer group health care indemnity products through HPS and HPS Distribution Force.

                                   ARTICLE XV
                             [INTENTIONALLY DELETED]

                                   ARTICLE XVI
                             [INTENTIONALLY DELETED]

                                  ARTICLE XVII
                                 RUN OUT PERIOD

         Upon termination or expiration of this Agreement, at the option of Midwestern and/or CGLIC, HPS shall continue to administer all Group Policies and claims emanating from the Group Policies issued prior to such termination or expiration in accordance with all duties and obligations undertaken by HPS pursuant to this Agreement. HPS' obligation to administer all such claims shall continue until such time as all Group Policies have expired and until all claims have been fully and finally resolved to the satisfaction of Midwestern and CGLIC (the "Claims Run Out Period").

                                  ARTICLE XVIII
                                    EXPENSES

         Except as otherwise provided herein, each party to the Agreement shall bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated hereby including, without limitation, all fees and expenses of agents, representatives, counsel, actuaries, and accountants. No brokerage, commissions, finders, nor other fees, respecting this Agreement are owed by any party to any third person or organization, other than as herein described; and each party indemnifies and holds the other parties harmless, including, without limitation, payments to Security Life of Denver Insurance Company by CGLIC.

                                   ARTICLE XIX
                              AMENDMENTS AND WAIVER

         This Agreement may be amended, and the terms hereof may be waived, only by a written instrument signed by all parties, or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power, or privilege hereunder shall operate as a continuing waiver thereof, nor shall any waiver on the part of a party of any such right, power, or privilege, nor any single or partial exercise of any such right, power, or privilege preclude any further exercise thereof or the exercise of any other such right, power, or privilege.

                                   ARTICLE XX
                              BENEFIT OF AGREEMENT

         This Agreement shall bind and inure to the benefit of the respective parties and their successors and permitted assigns and does not confer any right, benefit, or privilege upon any person or entity that is not a signatory to the Agreement. This Agreement is not for the benefit of any third party.

                                   ARTICLE XXI
                                   ASSIGNMENT

         No party may assign its rights, interests, or obligations hereunder without the prior written consent in each such instance of the other parties.

                                  ARTICLE XXII
                                   ARBITRATION

         A. Any dispute or other matter in question between Midwestern and HPS arising out of or relating to this Agreement shall be settled by arbitration. In order to initiate an arbitration, Midwestern or HPS (as the case may be) shall deliver a written notice of demand for arbitration to the other party.

         B. HPS and Midwestern shall each appoint an individual as arbitrator and the party arbitrators so appointed shall then promptly appoint an umpire. If any party refuses or neglects to appoint an arbitrator within forty (40) Business Days of receipt of a written notice of demand for arbitration, any other party may appoint the missing arbitrator. If the two arbitrators do not agree on an umpire within forty (40) Business Days of their appointment, each of the arbitrators shall, at the end of such period, nominate three individuals as umpires. Each arbitrator shall, on or before the tenth Business Day after such nomination, decline two of the nominees presented by the other arbitrator. On the fifth Business Day after the last nominee has been so declined, the umpire shall be chosen from the remaining two nominees by drawing lots. Each party-appointed arbitrator and the umpire shall be active or former officers of an insurance or reinsurance companies or Lloyd's of London Underwriters, and shall not have personal, financial, or other conflicts of interest in the result of the arbitration. In addition, the umpire shall be impartial.

         C. The situs of the arbitration shall be Denver, Colorado; however, upon the mutual consent of the parties or upon the order of the arbitration panel, meetings and hearings related to the arbitration may be held elsewhere. Each party shall submit its case to the arbitrators within sixty (60) Business Days of the selection of the umpire or within such longer period as may be agreed by the arbitrators. The decision rendered by a majority of the arbitrators shall be final and binding on HPS and Midwestern. Such decision shall be a condition precedent to any right of legal action arising out of the arbitrated dispute which HPS and Midwestern may have against each other. Judgment upon the award may be rendered in any court of competent jurisdiction.

         D. HPS and Midwestern shall pay (i) the fees and expenses of its own arbitrator, (ii) one-half of the fees and expenses of the umpire and (iii) one-half of the fees and expenses that HPS and Midwestern jointly incur directly related to the arbitration proceeding. Other than as set forth above, HPS and Midwestern shall bear their own costs in connection with any such arbitration including, (i) all legal, accounting, and other professional fees and expenses and (ii) all other costs and expenses HPS and Midwestern incur to prepare for such arbitration.

         E. CGLIC may join or initiate or be joined in any arbitrated dispute arising under this Agreement. Moreover, in the event that a dispute arises between Midwestern and HPS relating to the operation of this Agreement, and Midwestern elects not to commence arbitration in accordance with this Article, CGLIC may, solely at its election, commence or defend arbitration in the name and on behalf of Midwestern, pursuant to the terms and conditions of this Article.

         F. Arbitrators are directed to seek efficiencies in both time and expense, for example, to limit the use of discovery and not follow strict rules of evidence.

                                  ARTICLE XXIII
                                    PUBLICITY

         No party to this Agreement shall issue any press release or make any public announcement concerning the Agreement or the transactions contemplated hereby without the prior written approval of all other parties.

                                  ARTICLE XXIV
                                BOOKS AND RECORDS

         HPS shall maintain at its administrative office for the duration of the Agreement and seven (7) years thereafter, or such longer period of time as may be required under the Employee Retirement Income Security Act of 1974, adequate books and records of all transactions, including without limitation all claim files, underwriting files, premium and loss information, producer information, state insurance department documents, GAAP accounting documents, tax documents, accounting, and letters of complaint from any Midwestern insured, among Midwestern, CGLIC, HPS, participant employers, and insured persons. Such books and records shall be maintained in accordance with prudent standards of insurance record keeping.

                                   ARTICLE XXV
                    NOTICES, GOVERNING LAW, ENTIRE AGREEMENT

         A. Any notice which may or must be sent hereunder shall be in writing and shall be given to the party to whom it is addressed by delivery by a nationally recognized overnight delivery service providing a receipt for the deliveries, by certified or registered U.S. mail, or by telecopier transmission to the following addresses:

                  If to HPS:            HealthPlan Services, Inc.
                                        3501 Frontage Road
                                        Tampa, FL  33607
                                        Attn: Chief Counsel

                  If to Midwestern:     Midwestern United Life Insurance Company
                                        Suite 1000
                                        1290 Broadway
                                        Denver, CO 80203-5699
                                        Attn: Gene Copeland, Esq.
                                              General Counsel of Reinsurance

                  If to CGLIC:          CGLIC/CIGNA Reinsurance
                                        900 Cottage Grove Road
                                        Hartford, Conn. 06152
                                        Attn: Karen Boisvert
or at such other address as the party may specify for that purpose by notice to the other party. A notice shall be deemed given and received (a) if delivered by messenger, when receipted for by the addressee; (b) if delivered by a nationally recognized overnight delivery service, when the notice is delivered, as evidenced by records or receipts provided by such service; (c) if delivered by certified or registered U.S. mail when received by the addressee, as evidenced by a return receipt card, or (d) if made by telecopy of facsimile transmission, when such transmission is electronically confirmed and a copy of the notice is mailed.

         B. This Agreement shall be governed and interpreted by the laws of the State of Colorado, except for conflicts of laws.

         C. In the event that any provision of this Agreement or the application thereof shall be unenforceable in any respect, then the provision shall be deemed deleted, but the rest of this Agreement shall nevertheless remain in full force and effect.

         The parties hereto acknowledge and agree that: (i) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement, including all addenda thereto and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of the Agreement shall be construed fairly as to all parties hereto, and not in favor of or against any party, regardless of which party was generally responsible for the preparation of the Agreement.

         D. This Agreement and the Exhibits annexed hereto, and schedules constitutes the entire Agreement between the parties with respect to its subject matter and supersedes all prior agreements, commitments, and negotiations on the same subject matter.

         E. Notwithstanding anything contained herein to the contrary, Midwestern and CGLIC hereby expressly acknowledge that the relationship between HPS and its master brokers and agents is that of an independent contractor.

                                   ARTICLE XXV

         At the request of Midwestern or any of its affiliates, HPS may contract with agents of Midwestern or its affiliates as HPS agents or, in its sole discretion, Master Brokers, to market Group Policies.


                  [Remainder of Page Intentionally Left Blank]

         IN WITNESS WHEREOF, the parties hereto have caused this agreement to be signed in duplicate to be effective of the date specified above.

                                  MIDWESTERN UNITED LIFE INSURANCE COMPANY


                                  By:      /s/ E. L. COPELAND
                                      ------------------------------------------

                                  Name:    E. L.COPELAND
                                       -----------------------------------------

                                  Title:   SENIOR VICE PRESIDENT
                                        ----------------------------------------

                                  Date:    2/28/98
                                       -----------------------------------------


                                  HEALTHPLAN SERVICES, INC.

                                  By:      /s/ PHILLIP S. DINGLE
                                      ------------------------------------------

                                  Name:    PHILLIP S. DINGLE
                                       -----------------------------------------

                                  Title:   SENIOR VICE PRESIDENT, SECRETARY
                                           AND CHIEF COUNSEL
                                        ----------------------------------------

                                  Date:    2/13/98
                                      ------------------------------------------


                                  CONNECTICUT GENERAL LIFE INSURANCE COMPANY


                                  By:      /s/ FAZLI M. DATOO
                                      ------------------------------------------

                                  Name:    FAZLI M. DATOO
                                       -----------------------------------------

                                  Title:   SENIOR VICE PRESIDENT
                                        ----------------------------------------

                                  Date:    2/17/98
                                       -----------------------------------------

                                LIST OF EXHIBITS

Exhibit A      Definitions
Exhibit B      Compensation


As required by applicable law, the Company will furnish supplementally any omitted Exhibit or Schedule upon request.